                     AGREEMENT OF PURCHASE AND SALE OF STOCK

         THIS AGREEMENT OF PURCHASE AND SALE OF STOCK (this "Agreement"), dated as of May 23, 1996, by and among JMAR Industries, Inc., a Delaware corporation ("JMAR"), Nancy Schwalbe and Edwin Barrowcliff (collectively, the "Majority Shareholders") and California ASIC Technical Services, Inc., a Nevada corporation, formerly known as Intrepid, Inc. ("CATS").

                                   WITNESSETH:

         WHEREAS, JMAR desires to purchase at least 80% of the outstanding shares of CATS Common Stock directly from the CATS shareholders in an exchange for newly issued shares of JMAR Common Stock in an offering which is exempt from the state and federal securities registration requirements; and

         WHEREAS, JMAR has sent a letter to all of the other CATS shareholders extending to each of them an offer to sell a minimum of 80% of their shares to JMAR (the "Offer Letter"); and

         WHEREAS, the Majority Shareholders own in the aggregate 3,166,667 shares of the Common Stock of CATS representing approximately 77.61% of the issued and outstanding shares of capital stock of CATS as of the date of this Agreement; and

         WHEREAS, JMAR desires to enter into an agreement with the Majority Shareholders for the purchase of 100% of the shares of CATS Common Stock owned by them and the Majority Shareholders desire to sell 100% of the shares of CATS Common Stock they own to JMAR, for the purchase price and upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, JMAR has also agreed to make certain advances to CATS and has agreed to provide for certain employee incentive arrangements, contingent upon the closing of this transaction;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and undertakings hereinafter set forth in this Agreement, the parties hereby agree as follows:

                                   Exhibit 2.1

                                    ARTICLE 1

                           PURCHASE AND SALE OF STOCK;
                       CONSIDERATION AND TERMS OF PAYMENT

                  1.1 Sale of CATS Stock. Concurrent with the execution of this Agreement (hereinafter referred to as the "Closing"), the Majority Shareholders hereby sell, assign, transfer and deliver to JMAR and JMAR hereby purchases and acquires from the Majority Shareholders one hundred percent (100%) of the shares of CATS Common Stock owned by them, consisting of a total of 3,166,667 shares, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options and limitations of whatever nature. Schedule 1.1 hereto sets forth the number of shares of CATS Common Stock that each Majority Shareholder agrees hereby to sell to JMAR (collectively, the "Purchased Shares").

                  1.2 Consideration. In consideration of the aforesaid sale, assignment, transfer and delivery of all of the Purchased Shares to JMAR, JMAR hereby issues and delivers to the Majority Shareholders as a group (in such percentages to each Majority Shareholder as are set forth on Schedule 1.1 hereto) a total of 1,050,210 shares of JMAR Common Stock (referred to hereinafter as the "JMAR Shares").

                                    ARTICLE 2
                            COVENANTS OF THE PARTIES

                  2.1 Loans to CATS. JMAR hereby agrees to make the following loans to CATS (all amounts so loaned are referred to hereinafter as the "Advances"):

                  a. On the Closing Date, JMAR shall loan CATS the sum of $500,000, consisting of cash in the amount of $400,000 and $100,000 which was previously loaned to CATS by JMAR on February 7, 1996. In connection therewith, on the Closing Date the Warrant issued to JMAR to secure the $100,000 loan shall be canceled;

                  b. Ninety days following the Closing Date, JMAR shall loan CATS an additional $500,000;

                  c. Subject to the satisfaction of the conditions set forth in Section 2.1(e) below, at the end of the twelfth calendar month after the Closing Date, JMAR shall loan CATS an additional $250,000; and


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                  d.       Subject to the satisfaction of the conditions set
forth in Section 2.1(e) below, at the end of the eighteenth calendar month after the Closing Date, JMAR shall loan CATS an additional $250,000.

                  e.       JMAR's obligations to make the loans described in
Section 2.1(c) and (d) are contingent upon the achievement by CATS of a "Net Profit" for the twelve calendar month period following the Closing Date in excess of $339,600. For this purpose, "Net Profit" shall be defined as the net profit of CATS for such twelve month period as reflected in an income statement prepared in accordance with generally accepted accounting principles ("GAAP") and reviewed by Arthur Andersen, LLP. The Majority Shareholders acknowledge and agree that the Net Profit reflects (i) depreciation expense based upon the revaluation of CATS' assets following the Closing, (ii) allocation of CATS' share of JMAR's corporate general and administrative expense, (iii) amortization of goodwill resulting from the purchase by JMAR of shares of CATS Common Stock and (iv) interest expense related to advances by JMAR pursuant to this Section
2.1 or otherwise.

                  f. The outstanding balance of the Advances shall accrue interest at an interest rate equal to the "prime rate" published from time to time by the Bank of America and in effect as of the Closing Date, adjusted at the end of each calendar quarter to reflect changes in the prime rate and adjusted to an interest rate equal to the effective interest rate incurred by JMAR in the event that JMAR borrows the funds from a third party to replace the funds previously loaned by JMAR to CATS as an Advance and any funds loaned in the future as a part of the Advances.

                  2.2 Election of CATS Directors; Actions Requiring Approval of JMAR. JMAR agrees for a minimum of two years to vote its shares of CATS Common Stock to elect Nancy Schwalbe and Edwin Barrowcliff and three individuals designated by JMAR as directors of CATS.

                  2.3 Employment Agreements. Concurrently with the execution by the parties of this Agreement, JMAR shall cause CATS to enter into employment agreements (the "Employment Agreements") with Nancy Schwalbe, Edwin Barrowcliff and Marvin Sepe, containing such terms and conditions as the parties shall agree.

                  2.4      CATS Incentive Plan.

                  a. JMAR will cause CATS to adopt an incentive plan (the "Incentive Plan") to be effective as of the Closing Date,

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
which will provide for cash payments to CATS employees at the end of each audited fiscal year based upon the financial performance of CATS during that year. The amount of the cash pool which will be available for distribution shall be:

                  i. For the period from the Closing Date to December 31, 1996:
                  10.0% of CATS' Operating Earnings (as defined in this Section 2.4);

                  ii. For the calendar year ending on December 31, 1997: 7.0833% of CATS' Operating Earnings;

                  iii. For the calendar year ending on December 31, 1998: 3.833% of CATS' Operating Earnings; and

                  iv. For the calendar year ending on December 31, 1999: 3.0% of CATS' Operating Earnings.

"Operating Earnings" shall mean the net income of CATS for such period as reflected in an income statement prepared in accordance with generally accepted accounting principles ("GAAP") and reviewed by Arthur Andersen, LLP, before deduction of (i) CATS' share of JMAR's corporate general and administrative expense and (ii) CATS' federal and state income taxes.

                  b. The identity of the persons receiving such awards and the amount awarded to such persons shall be determined by an incentive compensation committee appointed by the Board of Directors of CATS. The CATS Board shall appoint Edwin Barrowcliff and Nancy Schwalbe as members of the Stock Option Committee to serve until the earlier of December 31, 1998 and the date on which such person's Employment Agreement shall have terminated. For so long as Edwin Barrowcliff and Nancy Schwalbe shall serve as President/Chief Executive Officer and Executive Vice President/Chief Operating Officer, respectively, a minimum of 50% of the cash pool will be allocated in the aggregate to Edwin Barrowcliff and Nancy Schwalbe; provided, however, more than 50% of the cash pool may be awarded to Edwin Barrowcliff and Nancy Schwalbe if approved by the vote of the disinterested members of the CATS Board of Directors.

                  2.5      Eligibility for Stock Option Plans.

                  a. CATS Plan. JMAR and CATS agree that promptly following the Closing, the Board of Directors of CATS will establish an employee stock option plan which will provide for the grant of options to purchase CATS Common Stock upon the terms and conditions set forth on Schedule 2.5 hereto. The members of

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the committee administering this stock option plan shall consist of all of the members of the Board of Directors of CATS.

                  b. JMAR Plan. JMAR agrees that following the Closing, the key employees, officers and directors of CATS will also be eligible to participate in JMAR's 1991 Stock Option Plan on the same basis as the key employees, officers and directors of JMAR. Subject to the approval by JMAR's shareholders at JMAR's 1996 Annual Shareholder Meeting of an amendment to JMAR's 1991 Stock Option Plan to increase the number of shares as to which options may be granted, JMAR agrees to allocate 200,000 options thereunder to the key employees, officers and directors of CATS. Said 200,000 options shall be exclusive of the 100,000 stock options to be granted to Marvin Sepe pursuant to his Employment Agreement, which options are being granted out of the number of stock options previously authorized by the shareholders.

                  2.6      Grant of Warrants to Majority Shareholders and
Others.

                  a. As consideration for the cancellation of amounts owed by CATS to each of the Majority Shareholders, concurrently with the execution of this Agreement JMAR shall grant to each of the Majority Shareholders a fully vested warrant to purchase 42,373 shares of JMAR Common Stock with an exercise price of $2.01 per share, a term of five years and with no provisions for premature cancellation or expiration.

                  b. As consideration for the cancellation of amounts owed by CATS to Marvin Sepe and Leisa Sepe, concurrently with the execution of this Agreement JMAR shall grant to Marvin Sepe and Leisa Sepe, jointly as husband and wife, a single fully vested warrant to purchase 144,068 shares of JMAR Common Stock with an exercise price of $2.01 per share and a term of five years and with no provisions for premature cancellation or expiration.

                  c. As additional consideration for the cancellation of amounts owed by CATS to the Majority Shareholders, concurrently with the execution of this Agreement JMAR shall issue to each of the Majority Shareholders a warrant (the "Warrant") to purchase 200,000 shares of JMAR Common Stock, with an exercise price equal to $2.01 per share. The Warrant shall also contain such other terms and conditions as are contained in JMAR's standard warrant agreement.

                  2.7 Registration Rights. JMAR hereby agrees to use its best efforts to include all of the shares of JMAR Common Stock issued to CATS shareholders in connection with this Agreement and the Offer Letter in a Form S-3 Registration

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

Statement Act filed hereafter with the U.S. Securities and Exchange Commission which upon the effectiveness thereof will allow for the public sale by such persons of such shares. JMAR agrees to pay all of the costs and expenses of such registration, other than the selling shareholder's respective commissions in connection with the sale of their shares.

                  2.8 Completion of Purchase of Other CATS Shares. CATS and the Majority Shareholders agree to use their best efforts to facilitate JMAR's purchase of the shares of CATS Common Stock pursuant to the Offer Letter sent to the other CATS shareholders.

                  2.9 Right to Maintain Fixed Interest in CATS. CATS and the Majority Shareholders acknowledge that JMAR may acquire additional shares of CATS Common Stock following the Closing and that JMAR desires to maintain its percentage ownership of the outstanding shares of CATS capital stock, as such ownership may increase from time to time. CATS and each of the Majority Shareholders therefore agree that in the event that after the Closing Date CATS should issue any additional shares of CATS Common Stock or any options, warrants or other rights to receive additional CATS shares ("Additional Shares"), JMAR shall have the right to receive a sufficient number of shares of CATS Common Stock to allow JMAR to maintain the same percentage ownership in CATS after the issuance of the Additional Shares as JMAR had immediately prior to such issuance. JMAR's right to receive such shares shall be at a purchase price equal to the consideration paid to CATS for the Additional Shares.

                  2.10 Change of CATS Name. The Majority Shareholders hereby agree that promptly following the Closing Date JMAR and CATS will amend CATS' Articles of Incorporation to change the name of CATS to a name of JMAR's choice which reflects the relationship of CATS to the JMAR group.

                  2.11 Stockholder Agreements. CATS and each of the Majority Shareholders acknowledges and agrees that this Agreement supersedes any stockholder or comparable agreement, written or oral, that obligates or permits CATS or such Majority Shareholder to purchase, or permits any such Majority Shareholder or other shareholder of CATS to put to CATS for purchase by it, or to purchase from any other stockholder of CATS, any shares of CATS capital stock, and CATS and each of the Majority Shareholders hereby waive compliance with any provisions contained in any such agreement which otherwise would be applicable to the transactions contemplated herein. Each of the Majority Shareholders further acknowledges and agrees that any such stockholder or other agreements and any option, warrant or other right to acquire shares of CATS capital stock held by the Majority Shareholders,

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
other than those to be issued or to remain in existence as specifically provided in this Agreement, are hereby canceled as of the Closing Date.

                  2.12 Payment of Accrued Salary. Promptly following the execution of this Agreement, JMAR shall cause CATS to pay $5,000 each to Nancy Schwalbe and Edwin Barrowcliff and $10,000 to Marvin Sepe as payment for all amounts of accrued salary remaining on the balance sheet of CATS as of the Closing Date.

                  2.13 Reduction of Technology to Writing. In view of the significance to JMAR of the CATS Gate Array Technology (as defined in that certain Gate Array Manufacturing and Sales Agreement, dated May 17, 1996, between CATS and IMP Incorporated (the "IMP Agreement") and as described in the CATS brochure attached hereto as Exhibit B), and the fact that some of that technology is not reduced to writing, the Majority Shareholders agree to generate or cause the generation of process specifications and procedures describing the CATS Technology as it applies to producing ASICs utilizing the IMP Gate Array Technology. These documents will be generated in the normal course of business and will be completed within six months after the first parts are produced which are consistent with the IMP production technology.

                                    ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF CATS AND THE MAJORITY
                                  SHAREHOLDERS

         The Majority Shareholders acknowledge that CATS is the survivor of a merger of California ASIC Technical Services, Inc. into Intrepid, Inc. and that each reference to CATS in this Agreement refers and applies to the combined entities. CATS and each of the Majority Shareholders, jointly and severally, represents and warrants on the date hereof to JMAR:

                  3.1 Organization; Qualification. CATS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. CATS has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, as and in the places where its assets and properties are now owned, leased or operated and where such business is now being conducted. CATS is duly qualified or licensed and in good standing in the State of California, which is the only jurisdiction where the properties owned, leased or operated by it or the nature of the business conducted by it require such qualification or licensing, except for those jurisdictions where the failure to be so duly qualified or licensed and in good

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
standing would not have a material adverse impact on the business, condition (financial or otherwise), assets, properties or results of operations of CATS.

                  3.2 Capitalization of CATS. As of the date of this Agreement, the authorized capital stock of CATS consists of 25,000,000 shares of Common Stock, of which 4,080,366 shares are issued and outstanding (collectively the "CATS Shares"). All of the CATS Shares now issued are, and on the Closing Date all of the CATS Shares will be, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. Except as provided in those agreements entered into with several creditors of CATS to issue an additional 281,971 shares of CATS Common Stock on or before the tenth day after the Closing Date, and other than as provided in this Agreement, there is not outstanding any subscription, option, warrant, call, right or other agreement or commitment obligating CATS or the Majority Shareholders or, to the best knowledge of the Majority Shareholders, any other shareholders of CATS, to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any shares of capital stock or any other securities of CATS. There are no outstanding contractual obligations of CATS or any of the Majority Shareholders or, to the best knowledge of the Majority Shareholders, any other person or entity, to repurchase, redeem or otherwise acquire any outstanding shares of CATS' capital stock.

                  3.3 Title to CATS Stock. Each of the Majority Shareholders owns beneficially and of record the number of shares of CATS Common Stock as set forth on Schedule 1.1 hereto, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations affecting his or her ability to transfer such shares to JMAR. Concurrently with the execution of this Agreement, each of the Majority Shareholders is hereby transferring to JMAR good title to the portion of the Purchased Shares owned by him or her, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature.

                  3.4 Authority Relative to this Agreement. Each of the Majority Shareholders has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby with respect to the Purchased Shares owned by him or her and to perform any other obligations of such parties contemplated hereunder. This Agreement has been duly and validly executed and delivered by each of the Majority Shareholders and this Agreement is, and all other agreements entered into by any


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
of the Majority Shareholders under this Agreement will be, the legal, valid and binding agreement and obligation of each of the Majority Shareholders enforceable against each in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

                  3.5 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by any of the Majority Shareholders nor the consummation by the Majority Shareholders of the transactions contemplated hereby will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or other third party, except for any such consents, approvals, authorization, permits, filings or notifications which have been obtained or the absence of which in any case or in the aggregate would not have a Material Adverse Impact (as defined below); (ii) result in a breach of the terms, conditions or provisions of, constitute a default (or an event which, upon notice or lapse of time or both, would constitute a default) under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, deed of trust, mortgage, indenture, lease, license, joint venture, loan or credit agreement or any other agreement or other instrument or obligation to which CATS or any of the Majority Shareholders is a party or by which any of their respective properties or assets may be bound, except for such breaches, events, defaults or rights of termination, cancellation or acceleration which individually or in the aggregate would not have a Material Adverse Impact; (iii) conflict with or result in a violation of any provision of (A) any applicable statute, rule, regulation or ordinance, which conflicts or violations in any case or in the aggregate would have a Material Adverse Impact, or (B) any material order, writ, injunction, judgment, award, decree, permit, concession, grant, franchise or license applicable to CATS or any of the Majority Shareholders or any material portion of their respective properties or assets; or (iv) result in or require the creation or imposition of any lien or other encumbrance on any of the Purchased Shares or any material portion of the properties or assets of CATS.

         For purposes of this Agreement, the term "Material Adverse Impact" shall mean a material adverse impact on the business, assets, properties, results of operations or condition (financial or otherwise) of CATS or an impact on the power, right or ability of any Majority Shareholder to consummate the transactions contemplated hereby, including without limitation the power, right or ability to deliver at Closing good and

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marketable title to the Purchased Shares, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options and limitations of whatever nature.

                  3.6      Financial Statement Matters; Undisclosed Liabilities.

                           (a) Attached hereto as Exhibit A are: (a) the audited balance sheet of CATS as of December 31, 1993, the balance sheets of CATS as of December 31, 1994 and December 31, 1995 (the "1995 Balance Sheet"), and the related statements of operations for the years then ended, together with the notes thereto (collectively, the "Financial Statements") and (ii) the unaudited balance sheet of CATS as of March 31, 1996 and the related income statement for the three months then ended (the "Interim Statements"). The Financial Statements and Interim Statements are complete and fairly present the assets, liabilities, financial condition and results of operations of CATS as of the respective dates and for the respective periods thereof and, except as set forth on Schedule 3.6, have been prepared from the books and records of CATS in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with that of prior periods, subject in the case of the Interim Statements to normal year-end audit adjustments and to the omission of notes thereto.

                           (b) CATS does not have any debt, liability or obligation of any material nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) ("Liabilities") except (i) Liabilities reflected or reserved against in the 1995 Balance Sheet, (ii) Liabilities incurred in the ordinary course of business after December 31, 1995 in accordance with the terms of this Agreement (applied as if Section 3.7 hereof had been effective from the close of business on December 31,
         1995), (iii) Liabilities incurred not in the ordinary course of business since December 31, 1995 and which are either (x) disclosed on
         Schedule 3.6 or (y) involve less than $5000 in the aggregate or (iv) Liabilities arising out of the contracts listed on Schedule 3.10.

                           (c) There are no written or oral agreements obligating CATS to pay any bonuses, severance benefits or other compensation to any employees of CATS except for any such compensation or benefits payable or made available to all employees of CATS or otherwise disclosed on Schedule 3.6 hereto.

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
                           (d) No amounts or other obligations are owed by CATS to Jonathan Fink for any reason, including but not limited to obligations to pay cash or to issue securities which may have arisen in connection with a proposed private offering of shares of CATS Common Stock.

                  3.7 Absence of Certain Changes or Events. Since December 31, 1995, except as otherwise contemplated by this Agreement, CATS has conducted its business only in the ordinary course and consistent with its prior practice and, except as set forth on Schedule 3.7, has not:

                  (a) incurred, created, assumed or guaranteed any obligation, liability or indebtedness, absolute, accrued, contingent, or otherwise, whether due or to become due, except liabilities incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, might have a Material Adverse Impact;

                  (b) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible other than in the ordinary course of business and consistent with its past practice;

                  (c) sold, transferred, leased to others or otherwise disposed of any material portion of its assets, except for inventory sold in the ordinary course of business;

                  (d) received any notice of termination of any contract, lease or other agreement which, in any case or in the aggregate, has had or might have in the future a Material Adverse Impact;

                  (e) suffered any change, event or condition which, in any case or in the aggregate, has had or may have a Material Adverse Impact;

                  (f) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (d) above.

                  3.8 Properties and Related Matters. Except as set forth in Schedule 3.8 hereto, CATS has good and marketable title to, or a valid leasehold interest in, or a valid license to use,

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
all of the personal property used in and material to the business, operations or financial condition of CATS, including, without limitation, good and marketable title to the properties and assets reflected in the Unaudited Balance Sheet (other than those which have been disposed of since the date thereof in the ordinary course of business, consistent with prior practice and in accordance with the terms of this Agreement), in each case free and clear of all security interests, mortgages, deeds of trust, claims, liens, pledges, charges or other encumbrances or adverse claims of any nature whatsoever, except (i) as indicated in Schedule 3.8 hereto, (ii) liens for current taxes not yet due and payable,
(iii) statutory liens of warehousemen, mechanics and materialmen and other like statutory liens which arose in the ordinary course of business, and (iv) such other encumbrances and easements which do not, individually or in the aggregate, materially detract from the value or interfere with the use of the properties affected thereby, for the purposes for which they are currently used (the exceptions described in the foregoing clauses (i), (ii), (iii) and (iv) being referred to as "Permitted Encumbrances"). CATS owns no real property or any buildings or other improvements thereon. Except as set forth on Schedule 3.8, there are no existing defaults by CATS under any mortgage, easement, right of way, covenant, restriction or agreement affecting any material portion of its properties or assets.

                  3.9      Patents, Trademarks, Trade Names, Etc.

                           (a) Schedule 3.9 hereto is a complete and correct list of all patents, trademarks, service marks, trade names, registered user names and copyrights (including all applications for the registration thereof), and all licenses and other agreements relating thereto, and all agreements relating to third party technology, know-how and processes (collectively the "Intellectual Property"), which are used in the business of CATS and are owned or held by or registered in the name of CATS or in which CATS has any rights as licensor, licensee or otherwise. Except as set forth on such
         Schedule 3.9 hereto, (i) the Intellectual Property is owned by CATS or CATS has a valid right or license to use the same; (ii) CATS has received no notice or claim disputing its right to own or use any such Intellectual Property; and (iii) to the best knowledge of CATS and the Majority Shareholders, CATS's right to own or use any such Intellectual Property is not disputed by any third party. Except as set forth on
         Schedule 3.9 hereto, the Intellectual Property which is owned by CATS is owned free and clear of any license, sublicense, agreement, right, understanding, judgment, order, decree, stipulation, lien,

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
         adverse claim, charge or encumbrance of any nature whatsoever. CATS owns or has all necessary rights to all patents, trademarks, trade names, copyrights, licenses, technology, know-how, processes and other intellectual property used in or necessary to operate the business of CATS in the manner in which it has heretofore been operated. None of the Intellectual Property or any of the technology covered thereby or any of the know-how included therein has been misappropriated from any person. CATS is not infringing upon or otherwise acting adversely to any such property owned by any other person, and there is no claim or action by any person pending or, to the best knowledge of CATS or the Majority Shareholders, threatened with respect thereto.

                           (b) Except as set forth on Schedule 3.9 hereto, to the best knowledge of CATS and the Majority Shareholders, no third party has infringed on or improperly used any of the Intellectual Property, and there is no action or proceeding instituted by CATS pending in which an act constituting an infringement of any of the rights to the Intellectual Property was alleged to have been committed by a third party. Except as set forth on Schedule 3.9 hereto, CATS has not taken or omitted to take any action which would have the effect of waiving any rights to the Intellectual Property, the waiver of which would have the effect of making JMAR or CATS unable to operate any part of the business of CATS as currently conducted or of allowing any other person to compete more effectively with JMAR (or its subsidiaries) or CATS following the Closing Date than it now does with CATS.

                           (c) Schedule 3.9 hereto accurately discloses and briefly describes all licenses, sublicenses or agreements by which CATS holds or has given to others the right to use the Intellectual Property. Except as set forth in Schedule 3.9 hereto, CATS is not in default, and, to the best knowledge of CATS and the Majority Shareholders, no third party is in default, under any such license, sublicense or agreement.

                           (d) The CATS ASIC Technology (as defined in the CATS brochure attached hereto as Exhibit B) is owned by CATS free and clear of any license, sublicense, agreement, right, understanding, judgment, order, decree, stipulation, lien, adverse claim, charge or encumbrance of any nature whatsoever. The CATS ASIC Technology can produce ASICs in small volume (up to 1,000 semiconductor chips of a given design) which will have identical performance to those with the same design produced by high volume production processes. CATS will have all of the necessary technology and the capability (assuming the performance by JMAR of its funding obligations hereunder) to perform CATS' obligations under the IMP Agreement. All of the representations and other factual statements made by CATS in the IMP Agreement are true and correct. The Majority Shareholders acknowledge the value of the CATS ASIC Technology to CATS and JMAR and represent and warrant that all of the material features of the CATS ASIC Technology can be reduced to writing within no more than three weeks after being instructed to reduce said technology to writing.

                  3.10     Contracts.

                           (a) Schedule 3.10 hereto contains a complete and correct list of all agreements, contracts and commitments (collectively, the "Material Contracts"), whether written or oral, (i) to which CATS is a party or by which it is bound, or (ii) by which any of the assets, properties or business of CATS are bound and, in either case, which constitute:

                                    (A)      mortgages, indentures, security
                  agreements and other agreements and instruments relating to the borrowing of money by, or any extension of credit to, CATS;

                                    (B)      employment agreements referred to
                  in Section 3.11 below, consulting and agency agreements and employee benefit plans;

                                    (C)      sales agency, manufacturer's
                  representative, distributorship or marketing agreements;

                                    (D)      open orders or commitments for the
                  purchase of raw materials, supplies or finished products with a purchase price of more than an aggregate of $5,000 per order or commitment;

                                    (E)      open orders or commitments for the
                  sale of goods, products or services with a selling price of more than an aggregate of $5,000 per order or commitment;

                                    (F)      licenses to or from others of
                  Intellectual Property, and licenses of computer software;

                                    (G)      agreements or commitments for
                  capital expenditures in excess of $10,000 for any single project or related series of projects;

                                    (H)      brokerage or finder's agreements;

                                    (I)      partnership, joint venture or other
                  arrangements or agreements involving a sharing of profits or expenses;

                                    (J)      contracts or commitments to sell,
                  lease or otherwise dispose of any assets, properties or business other than in the ordinary course of business;

                                    (K)      contracts or commitments, including
                  royalty agreements, with any employee, director, officer, shareholder or affiliate of CATS;

                                    (L)      contracts or commitments limiting
                  the freedom of CATS to compete in any line of business or in any geographic area or with any person;

                                    (M)      agreements providing for
                  disposition of any part of the business or operations of CATS other than sales of inventory in the ordinary course of business;

                                    (N)      other agreements, contracts and
                  commitments which in any case involve payments or receipts of more than $10,000;

                                    (O)      any other agreements, contracts and
                  commitments material to the business, operations or financial condition of CATS.

                  (b) CATS has delivered or made available to JMAR complete and correct copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of all oral Material Contracts, listed on Schedule 3.10 hereto or required to be listed thereon. Except as set forth on Schedule 3.10, such Material Contracts are in full force and effect and there does not exist thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder by CATS or, to the best knowledge of CATS and the Majority Shareholders, by any other party thereto.

                  3.11     Employment Matters; Employee Benefit Plans; ERISA.

                           (a) Schedule 3.11 hereto sets forth a complete and correct list of all persons who are currently employed by CATS and who may be reasonably expected to receive in 1996 aggregate compensation in excess of U.S. $50,000, which list includes the positions and compensation rates of such persons. Except as set forth in Schedule 3.11 hereto, CATS is not a party to or bound by any written employment agreement or, to the best knowledge of CATS and the Shareholders, any oral employment agreement (other than employment arrangements terminable at will without liability on the part of the employer or upon payment of no more than applicable statutory or regulatory severance or termination benefits) or any collective bargaining agreement applicable to any of its employees. Except for COBRA Benefits (as defined below), no agreement, understanding or employee plan or arrangement covers or provides compensation or benefits to individuals, or their dependents, following their cessation of employment with CATS, and CATS has not agreed or otherwise become obligated to provide such postemployment benefits.

                           (b) Schedule 3.11 hereto contains a complete and correct list of all employee benefits, stock option, deferred compensation and other fringe benefit plans, programs or arrangements established, maintained or contributed to by CATS which covers employees or former employees of CATS (the "Employee Benefit Plans").

                           (c) CATS does not maintain, participate in, contribute to, nor is it or has it been required to contribute to, nor has it agreed to establish, maintain, participate in or contribute to, any "employee welfare benefit plan" (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the regulations promulgated thereunder), including any multiemployer welfare benefit plan.

                           (d) Neither CATS nor any entity with which CATS is or has ever been under common control or otherwise affiliated (within the meaning of Section 414 of the Code) ("Common Control Entity") has ever established, maintained, participated in, terminated or withdrawn from, contributed to, or is or has ever been required to contribute to, or has agreed to establish, maintain, participate in, contribute to or terminate or withdraw from, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA and the regulations promulgated thereunder), including any multiemployer pension benefit plan.

                           (e)      Except as specifically set forth in Schedule
         3.11 hereto, with respect to any and all of the Employee Benefit Plans,
         (i) CATS has performed all material obligations required to be performed by it under the Employee Benefit Plans; (ii) CATS is not in material default under or in material violation of, nor, to the best knowledge of CATS and the Shareholders, is there any such default or violation by any other party to any of the Employee Benefit Plans;
         (iii) CATS is in material compliance with the requirements prescribed by all statutes, orders or governmental rules or regulations applicable to such Employee Benefit Plans, including but not limited to, ERISA and the Code; and (iv) all requirements for or regarding coverage under all group health plans of CATS under Section 4980B of the Code or Section 601 et. seq. of ERISA ("COBRA Benefits") (including without limitation all requirements as to notice, payment of premiums, offering of elections and providing benefits) have, in all material respects, been fully complied with and satisfied.

                  3.12 Transactions with Certain Persons. Except as set forth on Schedule 3.12 hereto, during the past three years CATS has not, directly or indirectly purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of CATS), in the ordinary course of business or otherwise, (i) any beneficial owner of the capital stock of CATS, or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with CATS. Except as set forth on
Schedule 3.12, CATS does not owe any amount to, and does not have any contract with or express commitment to, any shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to CATS.

                  3.13     Taxes. Except as set forth on Schedule 3.13 hereto:

                  (a) all taxes, including without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States, or by any other taxing authority, which are due and payable by CATS, and all interest and penalties thereon, whether disputed or not (hereinafter, "Tax" or "Taxes"), the failure of which to pay when due and payable has had or is likely to have a Material Adverse Impact, have been paid in full;

                  (b) all tax returns required to be filed in connection with the taxes described in subparagraph (a) have been accurately prepared and duly and timely filed, the failure of which to file has had or is likely to have a Material Adverse Impact, and all deposits required by law to be made by CATS with respect to any such Taxes have been duly made;

                  (c) CATS does not have any Tax deficiency or claim outstanding, proposed or assessed against it which has had or is likely to have a Material Adverse Impact, and there is no basis for any such deficiency or claim; and

                  (d) there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to CATS, or any waiver or agreement by CATS for the extension of time for the assessment of any Tax, the failure of which to pay when due and payable has had or is likely to have a Material Adverse Impact.

                  3.14 Litigation. Except as set forth in Schedule 3.14 hereto, there are no actions, suits, proceedings, claims, investigations or examinations pending or threatened against or affecting CATS or any of its properties or assets or against or affecting any of the Majority Shareholders, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would (i) have a Material Adverse Impact or (ii) question or challenge the validity of this Agreement or any action taken or to be taken by any of the Majority Shareholders pursuant to this Agreement or which will or could otherwise prevent or interfere with the consummation of the transactions contemplated hereby, and none of the Majority Shareholders knows or has reason to be aware of any basis for any of the same.

                  3.15 Compliance with Laws and Regulations. Except as set forth in Schedule 3.15 hereto, CATS has complied with all existing United States and foreign laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or operations as presently conducted except for any instances of noncompliance which would not individually or in the aggregate have a Material Adverse Impact. Neither CATS nor any of the Majority Shareholders have committed any violations of the federal or state securities laws, rules or regulations, including the making of any statements of material fact in connection with the purchase or sale of CATS securities which are inaccurate, incomplete or otherwise misleading or engaging in any act, practice or course of business which operates or would operate as a fraud or deceit.

                  3.16 Brokers, Finders etc. Except as set forth in Schedule 3.6, no broker, finder or other person is entitled to any brokerage or finder's commission, fee or similar compensation in connection with the transactions contemplated by this Agreement by reason of any action taken by any of the Majority Shareholders.

                  3.17 Investment in JMAR Shares. Each of the Majority Shareholders acknowledges and agrees that, except to the extent affected by JMAR's agreement in Section 2.8 above to include the JMAR Shares in a registration statement, with respect to the JMAR Shares to be acquired hereunder: (1) the JMAR Shares are being acquired by each Majority Shareholder for his or her own account without the participation of any other person, with the intent of holding such shares for investment and without the intent of participating, directly or indirectly, in a distribution of the JMAR Shares and not with a view to, or for resale in connection with, any distribution of such shares or any portion thereof; (2) the JMAR Shares are not being acquired based upon any oral representation by any person with respect to the future value of such shares but rather upon an independent examination and judgment as to the prospects of JMAR; (3) the JMAR Shares to be received were not offered to Majority Shareholders by means of publicly disseminated advertisements or sales literature; (4) each Shareholder agrees to continue to bear the economic risk of the investment in the JMAR Shares for an indefinite period and will not offer for sale, sell or transfer the JMAR Shares other than pursuant to an effective registration under or exemption from the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws, with evidence of compliance therewith satisfactory to JMAR. JMAR shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws; (5) JMAR may refuse to permit the transfer of the JMAR Shares held by a

Majority Shareholder unless the transfer is pursuant to an effective registration under the Act or unless the request for transfer is accompanied by an opinion of counsel acceptable to JMAR to the effect that neither the sale nor the proposed transfer will result in any violation of the Securities Act or the securities laws of any state or other jurisdiction; and (6) a legend indicating that the JMAR Shares have not been registered under United States federal or state securities laws and referring to the restrictions on transferability and sale of such shares contained herein may be placed on the certificate or certificates evidencing such shares delivered to each Majority Shareholder or any substitute therefor and any transfer agent of JMAR may be instructed to require compliance therewith.

                  3.18 Disclosure. None of the statements, representations or warranties made by CATS or any of the Majority Shareholders in this Agreement or in any Exhibit, Schedule, document or other writing delivered to JMAR hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF JMAR

                  JMAR represents and warrants on the date hereof to each of the Majority Shareholders as follows:

                  4.1 Organization; Qualification. JMAR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. JMAR is duly qualified to do business as a foreign corporation and in good standing in the State of California.

                  4.2 Authorization of Agreement. JMAR has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All actions and proceedings on the part of JMAR necessary to authorize the execution and delivery of this Agreement, the issuance of the JMAR Shares and the consummation of the transactions contemplated hereby by it have been duly and validly taken. This Agreement has been duly and validly executed and delivered by JMAR and (assuming, to the extent its obligations are dependent thereon, due execution and delivery by CATS and each of the Majority Shareholders) this Agreement constitutes the legal, valid and binding agreement and obligation of JMAR enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

                  4.3 JMAR Shares. The JMAR Shares will, when issued, have been duly authorized and when delivered, will be duly and validly issued, fully paid and nonassessable shares of Common Stock of JMAR and will not have been issued in violation of any preemptive or other right of any other person.

                  4.4 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by JMAR nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of JMAR; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any United States or foreign governmental or regulatory authority or other third party, except filings in connection with federal or state securities laws, which filings have either been accomplished or will be accomplished prior to the Closing Date or within the appropriate time period following the Closing Date; (iii) result in a breach of the terms, conditions or provisions of, constitute a default (or an event which, upon notice or lapse of time or both, would constitute a default) under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, deed of trust, mortgage, indenture, lease, license, joint venture, loan or credit agreement or any other agreement or other instrument or obligation to which JMAR or any of its respective subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except for such breaches, events, defaults or rights of termination, cancellation or acceleration which would not have a materially adverse impact on the business, assets, financial condition or prospects of JMAR and its subsidiaries taken as a whole, nor impair JMAR's power, right or ability to consummate the transactions contemplated hereby; (iv) conflict with or result in a violation of any provision of any applicable statute, rule, regulation or ordinance or any material order, writ, injunction, judgment, award, decree, permit, concession, grant, franchise or license applicable to JMAR or any of its respective subsidiaries or any material portion of the properties or assets of JMAR and its subsidiaries taken as a whole which conflicts or violations would have a materially adverse impact on the business, assets, financial conditions or prospects of JMAR and its subsidiaries taken as a whole, or impair JMAR's power, right or ability to consummate the transactions contemplated hereby.

                  4.5 Brokers Finders, etc. JMAR has utilized the services of Jay Embry and Mogador Partners to assist in the negotiations related to this Agreement and the transactions contemplated hereby and shall be solely responsible for the payment of any fees or commissions as a result thereof; provided, however, JMAR shall not be responsible for the amounts owed by CATS to Jay Embry which are described on Schedule [3.6] hereto. Except for Jay Embry and Mogador Partners all negotiations relating to this Agreement and the transactions, contemplated hereby have been carried on without the intervention of any person acting on behalf of JMAR in such manner as to give rise to any claim against JMAR or CATS or any of their respective subsidiaries or affiliates for any brokerage or finder's commission, fee or similar compensation.

                  4.6 Disclosure. None of the statements, representations or warranties made by JMAR in this Agreement or in any Exhibit, Schedule, document or other writing delivered to CATS hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.

                                    ARTICLE 5
                                   THE CLOSING

                  5.1 Time of Closing. The closing of the sale and purchase contemplated by this Agreement (the "Closing") will take place concurrently with the execution of this Agreement on May 23, 1996. The date on which the Closing occurs is herein referred to as the "Closing Date."

                  5.2 Deliveries by CATS and the Majority Shareholders. Concurrently with the execution of this Agreement, CATS and the Majority Shareholders hereby deliver the following to JMAR:

                           (a) Stock certificates representing all of the Purchased Shares, either duly endorsed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to JMAR good and marketable title to all shares of Purchased Shares;

                           (b) Evidence of having obtained any consents required by Section 3.5;

                           (c)      Written resignations of the current
         directors and officers of CATS effective as of the Closing Date; and

                           (d) Evidence of the approval by the CATS Board of Directors of CATS obligations under this Agreement and in connection with the transactions contemplated hereunder.

                           (e) A copy of a written agreement satisfactory to JMAR in its sole discretion executed between CATS and at least one credible semiconductor manufacturer setting forth the basic terms of a proposed "operating alliance" between that company and CATS. This agreement shall also cover such matters as: the types of orders to be referred to CATS; the relationships between the sales forces (both in-house employees of the semiconductor manufacturer and its outside sales representatives) of the manufacturer and CATS regarding the processing of "small orders" to CATS; the commission arrangements when CATS transfers graduated orders (those which have grown large enough to meet minimum requirements) to semiconductor manufacturers; and any other aspects of the relationship that are important to the operation of the alliance.

                           (f) A market research report prepared by Marvin Sepe satisfactory to JMAR in its sole discretion which identifies the approximate size of the "small order" and "prototype" gate array markets for which CATS will be competing and an assessment of the current and expected competition.

                           (g)      Evidence of the cancellation of all
         outstanding options, warrants, and other rights to purchase or otherwise receive shares of CATS Common Stock or any other CATS security shall have been canceled.

                           (h) Evidence that no more than 35 non-accredited investors (as defined in the SEC's Regulation D) shall be issued shares of JMAR Common Stock in connection with the sale of their CATS shares to JMAR pursuant to this Agreement and the Offer Letter.

                           (i) An opinion letter from CATS' and the Majority Shareholders' corporate counsel in substantially similar form to the opinion letter previously provided to said counsel.

                           (j) Copies of executed agreements between CATS and the creditors listed on Schedule 5.2 hereto to make the payments set forth on said schedule in complete satisfaction of all amounts owing to said creditors.

                           (k) Executed copies of the Employment Agreements signed by Nancy Schwalbe, Edwin Barrowcliff and Marvin Sepe, respectively.

                           (l) An executed copy of the Escrow Agreement (as provided for in Section 7.4 of this Agreement) signed by the Majority Shareholders and delivery to the escrow holder thereunder of the stock certificates evidencing the JMAR Shares and stock transfers executed in blank.

                           (m) All other agreements, documents, instruments and writings required to be delivered by CATS and the Majority Shareholders at the Closing under this Agreement.

                  5.3 Deliveries by JMAR. As soon as practicable (but no later than 5 business days) after the execution of this Agreement, JMAR will deliver the following to Majority Shareholders:

                           (a) Stock certificates representing the JMAR Shares issued in the name of the Majority Shareholders. Within 5 business days after the Closing Date said stock certificates shall be delivered to the escrow holder to hold pursuant to the terms of the Escrow Agreement;

                           (b) Evidence of payment of the $400,000 as a loan to CATS pursuant to Section 2.1(a);

                           (c) Evidence of cancellation of the promissory note for the $100,000 loan made by JMAR to CATS in February, 1996 and cancellation of the warrant originally issued to JMAR to secure said note.

                           (d) Executed copies of the Employment Agreements signed by CATS;

                           (e) The warrants described in Section 2.7 issued in the names of the Majority Shareholders and Marvin Sepe and Leisa Sepe, respectively.

                           (f) Executed copy of the Escrow Agreement signed by JMAR.

                           (g) Evidence of having obtained any consents required by Section 4.4.

                           (h) All other agreements, documents, instruments and writings required to be delivered by JMAR at the Closing under this Agreement.

                                    ARTICLE 6
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  All representations and warranties of the parties made in Articles 3 and 4 shall expire and be deemed terminated and extinguished on December 31, 1998, except for the representations and warranties contained in Sections 3.2 and 3.3 which shall survive the Closing and continue in full force and effect indefinitely, subject to any applicable statute of limitations, and except for the representations and warranties set forth in Section 3.13 which shall survive until 90 days after the expiration of the statute of limitations applicable to the matters set forth therein.

                                    ARTICLE 7
                                 INDEMNIFICATION

                  7.1 Obligation of the Majority Shareholders to Indemnify. The Majority Shareholders agree, jointly and severally, to indemnify, defend and hold harmless JMAR (and its directors, officers, employees, agents, subsidiaries and affiliates, and their respective successors and assigns (collectively, "Affiliates")) and CATS from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) ("Losses") which JMAR, CATS or any of JMAR's Affiliates shall incur or suffer based upon, arising out of or otherwise in respect of or involving (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of CATS or any of the Majority Shareholders contained in this Agreement or in any other agreement, document or other papers delivered hereunder, (ii) any third party claim or claims made or threatened against CATS or JMAR or affecting the shares of CATS Common Stock purchased by JMAR based upon or arising out of or otherwise involving any act or omission of CATS or either of the Majority Shareholders which are determined to be in violation of any law, rule or regulation, which act or omission occurred prior to the Closing Date, and (iii) any claim or claims by any shareholder or former shareholder of CATS alleging the violation of any state or federal securities law, rule or regulation, except for any action or claim based upon misstatements or omissions by JMAR contained in the Offer Letter sent by JMAR to the CATS shareholders, unless such misstatements or omissions were based primarily upon the representations and warranties of the Majority Shareholders. Notwithstanding the foregoing, the Majority Shareholders shall not be obligated to indemnify JMAR or CATS for any claim arising out of or based upon the issuance by JMAR of the warrant to Marvin and Leisa Sepe in payment of accrued salary as provided in Section 2.6(c) of this Agreement, except to the extent that the information provided to JMAR evidencing the indebtedness owing to Marvin and Leisa Sepe is not accurate.

                  7.2 Obligation of JMAR to Indemnify. JMAR agrees to indemnify, defend and hold harmless each of the Majority Shareholders from and against any and all Losses which any of them shall incur or suffer based upon, arising out of or otherwise in respect of or involving (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of JMAR contained in this Agreement or in any other agreement, document or other papers delivered hereunder, and (ii) any action or claim by CATS shareholders based upon misstatements or omissions by JMAR contained in the Offer Letter to the CATS shareholders, unless such misstatements or omissions were based primarily upon the representations and warranties of the Majority Shareholders.

                  7.3      Notice and Opportunity to Defend.

                  (a) Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances that, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to Section 7.1 or 7.2 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

                  (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the

Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

                  7.4      Limit of Liability of the Majority Shareholders.

                  a. The maximum dollar amount of indemnification for which the Majority Shareholders shall be liable under Section 7.1 hereof (the "Maximum Indemnification Amount") shall be equal to $2,200,418 which is equal to
(i) the total number of JMAR Shares issued at the Closing to the Majority Shareholders as a group, multiplied by $2.00 per share, plus (ii) $100,000.

                  b. The Majority Shareholders' indemnification obligations under Section 7.1 of this Agreement shall be secured by delivering all of the JMAR Shares to an escrow holder pursuant to the terms of an Escrow Agreement executed by the parties. The Majority Shareholders also agree that all JMAR Shares issued to them hereafter upon the exercise of the warrants issued to them pursuant to Sections 2.6(a) and 2.6(c) of this Agreement shall be delivered directly to the Escrow Agent to hold pursuant to the terms of the Escrow Agreement. The Escrow Agreement shall provide that JMAR Shares may be released to the Majority Shareholders at the end of each three-month period after the Closing Date as follows: (i) only that number of JMAR Shares may be released which is in excess of that number of JMAR Shares which has an "aggregate market value" of 200% of the Maximum Indemnification Amount plus $250,000, less the aggregate amount of claims for indemnification under Section 7.1 as to which there has been a "final determination" pursuant to the Escrow Agreement (the "Minimum Security Level"). For purposes of this Section 7.4, "aggregate market value" shall mean the number of JMAR Shares then held in escrow multiplied by the average of the daily per share closing price of JMAR Common Stock as reported on the NASDAQ National Market System for said three-month period; (ii) the Majority Shareholders may only sell their JMAR Shares prior to December 31, 1998 with the prior written consent of JMAR which may refuse its consent if, in its sole discretion, JMAR determines that the timing of the sale, amount of shares proposed

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
to be sold or other circumstances of the proposed sale are not in the best interests of JMAR or its shareholders or may otherwise have an adverse impact on the price of JMAR's shares of Common Stock; and (iii) if after the release from the escrow of any JMAR Shares to the Majority Shareholders the "aggregate market value" of the JMAR Shares held in the escrow at the end of any subsequent three month period shall decline below the Minimum Security Level, then within five days after the delivery by JMAR of written notice of such fact to the Majority Shareholders, the Majority Shareholders shall redeliver to the escrow holder a sufficient number of JMAR Shares to result in the "aggregate market value" of the JMAR shares being not less than the Minimum Security Level. In the event that such redelivery of additional shares does not occur by the fifth day following delivery of said notice, then the termination date of the escrow shall be extended beyond December 31, 1998 by two days for each day that such redelivery is delayed. Subject to the repayment of the outstanding balance of the $250,000 loan which is also secured by the JMAR Shares held in escrow, the remaining JMAR Shares held in escrow pursuant to the Escrow Agreement shall be returned to the Majority Shareholders on December 31, 1998; provided, however, that to the extent that on December 31, 1998 there are any pending indemnification claims hereunder, the escrow agent shall retain a number of JMAR Shares with an "aggregate market value" on December 31, 1998 equal to 200% of the amount of such pending indemnification claims until such claims are resolved.

                  c. Deductible. Notwithstanding the foregoing, the Majority Shareholders shall be obligated to indemnify JMAR under Section 7.1 of this Agreement only to the extent that the aggregate amount of all claims for indemnification under this Article 7 shall have exceeded $5,000.

                                    ARTICLE 8
                             COVENANT NOT TO COMPETE

                  As additional consideration for and a material inducement to JMAR to enter into this Agreement and in order to assure JMAR that it will receive the full value of its purchase of all of the capital stock of CATS, each of the Majority Shareholders (collectively, the "Insiders") hereby make the following covenants to JMAR:

                  8.1 Without the prior consent of JMAR, each of the Insiders agrees that he or she will not, as a partner, employee, officer, director, manager, agent, associate, investor, or otherwise, directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, build, finance, acquire, lease, operate, manage, or invest in any business, or permit his or her name to be used or employed in connection with any business in competition with CATS, JMAR or any of JMAR's subsidiaries as such businesses are conducted at any time within the earlier of (i) five years from the date of this Agreement or
(ii) the date of termination of the Insider's employment by CATS or JMAR. If neither CATS, JMAR nor any of JMAR's subsidiaries are conducting a specific business at the termination of an Insider's employment and neither company has any formal plan or intentions to conduct such specific business within the time period set forth in Section 8.5 of this Agreement, then the Insiders may engage in such specific business with the prior written consent of JMAR which shall not be unreasonably withheld.

                  8.2 The covenants and other provisions contained herein shall cover the activities of the Insiders in every part of the United States in which CATS, JMAR or any of JMAR's subsidiaries is conducting its business (the "Territory").

                  8.3 The covenants contained in this Article 8 shall be construed as if each covenant is divided into separate and distinct covenants in respect of the business of CATS, JMAR or any of JMAR's subsidiaries, each capacity in which the Insiders are prohibited from competing and each part of the Territory in which CATS, JMAR or any of JMAR's subsidiaries is carrying on its business. Each such covenant shall constitute separate and several covenants distinct from all other such covenants.

                  8.4 The Insiders each recognizes that the territorial restrictions contained in this Article 8 are properly required for the adequate protection of the business of CATS, JMAR and any of JMAR's subsidiaries and that in the event any covenant or other provision contained in this Article 8 shall be deemed to be illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Territory, such covenant or provision shall not be affected with respect to any other part of the Territory, and the Insiders each agree and submit to the reduction of said territorial restriction to such an area as said court shall deem reasonable.

                  8.5 The covenants contained in this Article 8 shall be effective as to each Insider until the later of (i) the fifth anniversary of the Closing Date and (ii) two years after the termination of said Insider's employment by CATS, JMAR or any of JMAR's subsidiaries.

                  8.6 The Insiders each acknowledge that (i) the covenants and the restrictions contained in this Article 8 are necessary, fundamental, and required for the protection of the business of CATS, JMAR and JMAR's subsidiaries; (ii) such covenants relate to matters which are a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any of such covenants or any other provision of this Article 8 will result in irreparable harm and damages to CATS and JMAR which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed by each of the Insiders that in addition to all other remedies available at law or in equity, CATS and JMAR shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin the Insiders from breaching any such covenant or provision or to specifically enforce the provisions hereof.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

                  9.1 Waiver and Amendment. This Agreement may be amended or supplemented at any time, but only by written agreement of CATS, the Majority Shareholders and JMAR. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, but only in a writing signed by such party. Any such waiver with respect to a failure to observe any such provision shall not operate as a waiver of any subsequent failure to observe such provision unless otherwise expressly provided in such waiver.

                  9.2 Entire Agreement. This Agreement and the additional documents called for herein together contain the entire agreement between CATS, the Majority Shareholders and JMAR with respect to the purchase and sale of the Purchased Shares and the related transactions and supersede all prior arrangements or understandings with respect thereto, including without limitation the letter of intent entered into between the parties to this Agreement.

                  9.3 Expenses. Except as otherwise provided in this Agreement, JMAR, on the one hand, and CATS and the Majority Shareholders, on the other hand, shall be responsible for and shall pay their respective expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, at the Closing JMAR shall reimburse CATS for the actual costs and expenses, including attorneys' fees and costs, incurred by CATS and the Majority Shareholders in connection with the negotiation and documentation of the letter of intent entered into by the parties and this Agreement in an amount not to exceed $15,000.

                  9.4 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, sent by registered or certified mail, postage prepaid, sent by established overnight delivery service, or transmitted by facsimile (except for legal process) to:

                  If to JMAR:

                 JMAR Industries, Inc.
                 3690 Sorrento Valley Blvd.
                 San Diego, CA 92121
                 Attention: President
                 Telecopier: (619) 535-1706

                 with a copy to:

                 Parker, Milliken, Clark, O'Hara & Samuelian
                 333 South Hope Street, 27th Floor
                 Los Angeles, California 90071-1488
                 Attention: Joseph G. Martinez
                 Telecopier: (213) 683-6669

                 If to the Majority Shareholders:

                 Nancy Schwalbe
                 24701 Woodhill Lane
                 Lake Forest, California 92630

                 Edwin Barrowcliff
                 24702 Woodhill Lane
                 Lake Forest, California 92630

                 with a copy to:

                 Timothy Smoot, Esq.
                 Suite 112
                 7002 Moody Street
                 La Palma, California 90623-1181
                 Telecopier: (310) 402-0643

or to such other address or telecopier number as any party hereto may, from time to time, designate in a written notice given in a like manner. Notice given by mail as set out above shall be deemed delivered three days after the date it is postmarked. Notice given by overnight delivery service shall be deemed delivered when received. Notice given by facsimile shall be deemed given when transmitted, provided that the sender retains a written confirmation of such transmission and mails an original thereof to the other party within one business day after said transmission.

                  9.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any party hereto without the prior written consent of all the other parties. This Agreement is not intended to confer upon any other party, except the parties hereto, any rights or remedies hereunder.

                  9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to residents of the State of California entering into contracts to be wholly performed therein, without giving effect to principles of conflict of laws.

                  9.7 Arbitration. Except for breaches of the covenants or other provisions of Article 8 of this Agreement as to which JMAR may also seek equitable remedies in state or federal court, any controversy or claim arising out of or relating to this Agreement, the Offer Letter or the breach thereof, shall be settled by arbitration at Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitrator(s) shall be entered in any court with appropriate jurisdiction as the final binding judgment. The arbitrators shall not be permitted to award punitive or other exemplary damages as a part of such award. The provisions of California Code of Civil Procedure Section 1283.05 are hereby incorporated into and made applicable to this Agreement. In addition to any other relief as may be granted, the prevailing party shall be entitled to reasonable attorneys' fees in such arbitration, with the amount thereof to be determined by the arbitrator or the court.

                  9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which independently shall have the same effect as if it were the original and all of which taken together shall constitute one and the same document. Executed signature pages which are transmitted by facsimile to the other party shall be deemed to have been delivered on the date so transmitted provided that an originally executed signature is delivered to the other party within 3 business days thereafter.

                  9.9 Interpretation. The parties acknowledge that this Agreement has been negotiated by both parties and that neither this Agreement nor any of its provisions should be interpreted for or against any party on the basis said party or its attorney drafted the Agreement or the provision in question.

                  9.10 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                    JMAR INDUSTRIES. INC.


                                    By:/s/ JOHN S. MARTINEZ
                                    --------------------------------------
                                    John S. Martinez, Chief Executive
                                    Officer

                                    CALIFORNIA ASIC TECHNICAL SERVICES,
                                    INC.

                                    By:/s/ NANCY SCHWALBE
                                    --------------------------------------
                                       Nancy Schwalbe, Chief Executive
                                         Officer

                                    By:/s/ EDWIN BARROWCLIFF
                                    --------------------------------------
                                       Edwin Barrowcliff, President

                                    /s/ NANCY SCHWALBE
                                    --------------------------------------
                                    Nancy Schwalbe

                                    /s/ EDWIN BARROWCLIFF
                                    --------------------------------------
                                    Edwin Barrowcliff